SPACEHAB, Incorporated

Discussion Materials

September 15, 2005

Forward Looking Statements

This presentation may include forward-looking statements. These forward-looking statements include comments with respect to assumptions relating to projected growth, earnings, earnings per share and other financial performance measures, as well as management’s short-term and long-term performance, anticipated effects on results of operations or financial condition from recent and expected developments or events, including business and growth strategies and any other statements, projections or assumptions that are not historical facts.

The statements are based on SPACEHAB, Incorporated’s (the “Company”) expectations and beliefs. However, these forward looking statements are subject to known and unknown risks, uncertainties and other important factors that could cause actual results, performance or achievements, or industry results, to differ materially from expectations of future results, performance or achievements expressed or implied by these forward-looking statements.

You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of the Company’s prospectus dated September 2, 2005. Except as otherwise required by federal securities laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements or the risk factors described in the prospectus, whether as a result of new information, future events, changed circumstances or any other reason after the date of the prospectus.

Copies of the prospectus that meet the requirements of Section 10 of the Securities Act of 1933, the letter of transmittal, and other materials governing the exchange offer and consent solicitation may be obtained free of charge from the Information Agent, CapitalBridge, by calling toll free at 877.746.3583. In addition, copies of the exchange offer and consent solicitation materials may also be obtained free of charge from the SEC’s website at www.sec.gov.

YOU ARE ENCOURAGED TO CAREFULLY READ THE COMPANY’S ENTIRE PROSPECTUS DATED SEPTEMBER 2, 2005, PARTICULARLY THE SECTION ENTITLED “RISK FACTORS”, FOR A COMPLETE UNDERSTANDING OF THE TERMS OF THE TRANSACTION AND THE COMPANY’S BUSINESS.

Transaction Overview

•	SPACEHAB, Incorporated (the “Company”) has commenced an offer to exchange its outstanding 8.00% Convertible Subordinated Notes due 2007 (the “Outstanding Notes”) for new 5.50% Senior Convertible Notes due 2010 (the “Exchange Notes”) (the “Exchange”)

•	Decreased coupon to 5.50%

•	Concurrent consent solicitation will seek to remove cross defaults as an event of default under the Outstanding Notes

•	The Company is seeking to improve near-term liquidity, extend maturity of the indebtedness and modify the terms of the indebtedness

•	Eliminates refinancing risk in 2007 if the Company does not have the funds to retire the Outstanding Notes at that time

•	Terms of the Exchange Notes designed to work for the investors while providing greater financial flexibility to the Company

•	Conversion premium provides option value for investors

•	Outstanding Notes’ conversion price is at over a 1000% premium to current trading levels, giving investors little equity upside

•	Conversion prices of Exchange Notes are at 78% to 108% conversion premiums

•	Exchange Notes will be senior in ranking to Outstanding Notes

•	Maturity of Exchange Notes will be in 2010 as opposed to 2007 for the Outstanding Notes

Recent News and Updates

•	Space Shuttle Discovery launched on July 26, 2005 after two-and-a-half year hiatus

•	Discovery touched down on August 9, 2005 at Edwards Air Force Base following a successful re-entry

•	Discovery experienced a loss of foam from its External Tank, which type of loss was responsible for the Columbia accident

•	NASA is currently investigating cause of External Tank foam loss during launch and has grounded the fleet pending resolution of this issue

•	NASA is currently evaluating the effects of Hurricane Katrina on the Space Shuttle Program

•	Stennis Space Center (engine testing) on the Mississippi Gulf Coast and the Michoud Assembly Facility (fuel tank manufacturing) in New Orleans sustained damage

•	Displaced workforce and transportation infrastructure issues need to be addressed

•	Next Space Shuttle mission is targeted for late 2006

•	The Company’s contractual arrangements provide for some revenues even if the launch is delayed

•	The Company is designing a commercial payload service and carrier to compensate for the post-Space Shuttle program loss of transport capabilities

Summary Comparison Between Outstanding and Exchange Notes

Outstanding Notes	Exchange Notes
Interest Rate: 8.00%	Interest Rate: 5.50%

Maturity Date: October 15, 2007	Maturity Date: October 15, 2010

Ranking: Subordinated	Ranking: Senior

Conversion Price: $13.625 per share.	Conversion Price: Starting at $2.12 and increasing semi-annually to $2.50 on October 15, 2008.

Mandatory Conversion: None.	Mandatory Conversion: If the stock price exceeds $3.25 for 20 consecutive trading days, the notes automatically convert into common stock.

Redemption: Currently redeemable at 101.7778% of the principal amount. From October 15, 2005 until October 14, 2006, the notes are redeemable at 100.8889%. On and after October 15, 2006, the notes are redeemable at 100%. Accrued and unpaid interest is payable upon any redemption.	Redemption: Redeemable at 100% plus accrued and unpaid interest. If prior to October 15, 2008, a make-whole premium equal to the present value of remaining interest payments from the date of redemption until October 15, 2008 discounted using the treasury rate plus 1%.

Limitation on Senior Secured Indebtedness and Acquired Indebtedness: None.	Limitation on Senior Secured Indebtedness and Acquired Indebtedness: Prohibited from incurring more than $20 million in additional senior secured indebtedness, and unless a leverage ratio test is met, from assuming or incurring indebtedness in connection with acquisitions.

Limitation on Dividends: None.	Limitation on Dividends: Prohibited from paying dividends unless in shares of non-redeemable capital stock or common stock of subsidiaries.

Change of Control: Holders have the right to require a repurchase at 100% of par plus accrued and unpaid interest. The indenture can not be amended without the consent of all affected holders	Change of Control: The same. However, notes may be repurchased in cash or common stock at the average price for the 15 trading days preceding the second trading day before the notice of change of control. The indenture can be amended with the approval of the holders of at least a majority in principal amount of the outstanding exchange notes.

Pro Forma Capitalization

($Millions)

Book Value	At June 30, 2005	Adjustments	Pro Forma for Transaction
Cash, Restricted Cash & Cash Equivalents	$8.3	—	$8.3
Revolving Facility due 2005	$0.0	—	$0.0
5.5% Mortgage Loan due 2007	3.7	—	3.7
8% Convertible Subordinated Notes due 2007	63.3	(63.3)	0.0
Exchange 5.5% Senior Convertible Notes due 2010	0.0	63.3	63.3

Total Debt	$67.0	—	$67.0
Preferred Stock	$11.9	—	$11.9
Common Equity	2.9	—	2.9

Total Capitalization	$81.8		$81.8

Pro Forma Ownership Analysis

	Current		As Converted - 8.00% Convertible Subordinated Notes and Preferred Stock		As Converted – 5.5% Senior Convertible Notes and Preferred Stock
	Shares	%	Shares	%	Shares		%
8.00% Convertible	—	—	4,642,202	24.93%	—		—
Subordinated Notes due 2007
5.5% Senior Convertible
	—	—	—	—	25,300,000	(1)	64.41%
Notes Due 2010
Preferred Stock	—	—	1,333,334	7.16%	1,333,334		3.40%
Outstanding Common Equity	12,644,127	100.00%	12,644,127	67.91%	12,644,127		32.19%

Total Equity	12,644,127	100.00%	18,619,663	100.00%	39,277,461		100.00%

(1)	Calculated at the final conversion price of $2.50 per share. At the initial conversion price of $2.12 per share, the exchange notes are convertible into 29,834,906 shares of Common Stock (or 68.1%).

Merits and Considerations of the Exchange

•	Merits of the Exchange Notes

•	Senior ranking

•	Lower conversion price

•	Extended maturity to 2010 eliminates refinancing risk of Outstanding Notes in 2007 and provides management additional time to execute business plan

•	More restrictive covenant package than the Outstanding Notes

•	SMH Capital Advisors, Inc. (financial advisor to over 63% of Outstanding Notes and an affiliate of Sanders Morris Harris, Inc., co-dealer manager of the Exchange) has expressed support of Exchange

•	Considerations of participating in the Exchange

•	Stockholders will have the opportunity to review and approve the transaction

•	If Exchange does not occur, the Company will consider:

•	Divesting core assets to provide capital for repayment of Existing Notes and

•	If divestures are not successful, seeking a restructuring of its debt

•	Exchange is currently conditioned upon 95% of all Outstanding Notes being tendered

Timeline

September 2005
S	M	T	W	T	F	S
				1	2	3
4	5	6	7	8	9	10
11	12	13	14	15	16	17
18	19	20	21	22	23	24
25	26	27	28	29	30

October 2005
S	M	T	W	T	F	S
						1
2	3	4	5	6	7	8
9	10	11	12	13	14	15
16	17	18	19	20	21	22
23	24	25	26	27	28	29
30	31

Denotes Holiday

Week of
Date	Task / Objective	Sept 5	Sept 12	Sept 19	Sept 26	Oct 3	Oct 10
Sep 6th	Commencement of Exchange Offer	X
Sept 12th – Sept 16th	Informal Bondholder Meetings in New York		X
Oct 4th	Shareholder Meeting					X
Oct 5th	Filing of Articles of Amendment					X
Oct 6th	Close Exchange Offer					X
Oct 12th	Settlement Date						X